As filed with the Securities and Exchange Commission on July 13, 2006
Registration No. 333- 112622

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ADAMS GOLF, INC.
(Exact name of registrant as specified in its charter)

Delaware	75-2320087
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Delaware Avenue, Suite 572 Wilmington, Delaware	19801
(Address of Principal Executive Offices)	(Zip Code)

2002 Equity Incentive Plan
(Full title of the plan)

Eric Logan
Adams Golf, Ltd.
2801 East Plano Parkway
Plano, Texas 75074
(972) 673-9000
(Name and address of agent for service)

(302) 427-5892
(Telephone number, including area code, of agent for service)

Copies to:
Joseph A. Hoffman, Esq.
Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
(214) 659-4400

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	(1)	(1)	(1)	(1)
(1)
No additional securities are being registered hereby. This Post-Effective Amendment No. 1 represents 6,653,481 shares of common stock for which a registration fee of $826.14 was paid upon filing of Registration Statement No. 333-112622 on Form S-8 with the Securities and Exchange Commission (the “Commission”) on February 9, 2004.

EXPLANATORY NOTE

This registration statement on Form S-8 includes a reoffer prospectus prepared in accordance with General Instruction C of Form S-8 and Part I of Form S-3. The reoffer prospectus relates to reoffers and resales on a continuous or delayed basis in the future of up to an aggregate of 1,845,299 shares that constitute “control securities” that were issued to officers of Adams Golf, Inc. under the 2002 Equity Incentive Plan prior to the filing of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) were sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Adams Golf, Inc. (the “Company”) shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Company shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.

PROSPECTUS

1,845,299 Shares

Adams Golf, Inc.

Common Stock
_____________

The selling stockholders identified in this prospectus will from time to time sell the shares of our common stock offered by this prospectus. Please read “Selling Stockholders.” The shares to be sold by the selling stockholders were or will be acquired pursuant to the 2002 Equity Incentive Plan.

The sales may occur in transactions on the over-the-counter bulletin board at prevailing market prices, in negotiated transactions or through a combination of these methods. The selling stockholders may offer the shares at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We will not receive proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

The shares of common stock included in this prospectus are held by our Chief Executive Officer and our Chief Financial Officer, and in their possession such shares of common stock constitute “control securities” as defined in General Instruction C of Form S-8. This prospectus has been prepared for the purpose of registering the control securities under the Securities Act of 1933, as amended (the “Securities Act”) to allow for future sales by the selling stockholders, on a continuous or delayed basis, to the public without restriction (except for the volume limitations imposed under Rule 144(e) of the Securities Act). The selling stockholders and any broker-dealer or agents involved in the sale or resale of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In addition, any commissions, discounts or concessions paid to any such broker-dealer or agent in connection with the sale or resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. Please read “Plan of Distribution.”

Our common stock is not listed on any national securities exchange or the NASDAQ Stock Market; however, certain trading information is referenced on the over-the-counter electronic bulletin board (also referred to as the OTC Bulletin Board) under the symbol “ADGO.OB.” If we do not resume trading on a national exchange or the NASDAQ Stock Market, trading our common stock may only be conducted based on trading information referenced by the National Quotation Service Bureau, also referred to as the Pink Sheets. On July 11, 2006, the last bid price of our common stock, as quoted on the OTC Bulletin Board, was $1.55 per share.

Our principal executive offices are located at 2801 East Plano Parkway, Plano, Texas 75074, and our telephone number is (972) 673-9000.

Unless the context requires otherwise, references in this prospectus to “Adams Golf, Inc.,” “we,” “us” or “our” refer to Adams Golf, Inc. and its direct and indirect subsidiaries on a consolidated basis.

Investing in our common stock involves risk. Please read “Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 13, 2006.

TABLE OF CONTENTS

RISK FACTORS	1
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS	6
SUMMARY	8
USE OF PROCEEDS	10
SELLING STOCKHOLDERS	10
PLAN OF DISTRIBUTION	12
LEGAL MATTERS	14
WHERE YOU CAN FIND MORE INFORMATION	15
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	16

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales of our common stock are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or any sale of shares of our common stock. The information contained in the documents incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. Neither the delivery of this prospectus nor any sale or offer to sell the shares made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

i

  RISK FACTORS

Investing in our common stock involves risk. Before making an investment in our common stock, you should carefully consider the following risks, as well as the other information contained in this prospectus and the documents incorporated and deemed to be incorporated in this prospectus. Any of the risk factors described below could significantly and adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our common stock could decline and you may lose all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also harm our business.

Dependence on New Product Introductions; Uncertain Consumer Acceptance

Our ultimate success depends, in large part, on our ability to successfully develop and introduce new products widely accepted in the marketplace. Historically, a large portion of new golf club technologies and product designs have been met with consumer rejection. Certain products we previously introduced have not met the level of consumer acceptance anticipated by management. No assurance can be given that our current or future products will be met with consumer acceptance. Failure by us to timely identify and develop innovative new products that achieve widespread market acceptance would adversely affect our continued success and viability. Additionally, successful technologies, designs and product concepts are likely to be copied by competitors. Accordingly, our operating results could fluctuate as a result of the amount, timing, and market acceptance of new product introductions by us or our competitors. If we are unable to develop new products that will ultimately be widely accepted by a wide range of customers, it will have a material adverse effect on our business and results of operations.

The design of new golf clubs is also greatly influenced by the rules and interpretations of the USGA. Although the golf equipment standards established by the USGA generally apply only to competitive events sanctioned by the organization, we believe that it is critical for our future success that new clubs we introduce comply with USGA standards. We invest significant resources in the development of new products and efforts to comply with USGA standards may hinder or delay development of the product and adversely effect revenues and customer demand. Additionally, increased costs associated with complying with USGA standards could reduce margins and adversely effect the results of operations.

Uncertainty Regarding Continuation of Profitability

While we generated net income during the years ended December 31, 2003, 2004 and 2005, we have not done so historically on a consistent basis. There can be no assurance that we will be able to increase or maintain revenues or continue such profitability on a quarterly or annual basis in the future. An inability to continue such improvements in our financial performance could jeopardize our ability to develop, enhance, and market products, retain qualified personnel, and take advantage of future opportunities or respond to competitive pressures.

Need for Additional Capital

No assurances can be given that we will have sufficient cash resources beyond twelve months or to fund our operations over a length of time. It is possible that the only sources of funding are current cash reserves, projected cash flows from operations and up to $10.0 million of borrowings available under our revolving credit facility. Historically, we have funded capital expenditures for operations through cash flow from operations. To the extent our cash requirements or assumptions change, we may have to raise additional capital and/or further curtail our operating expenses, including further operational restructurings. If we need to raise additional funds through the issuance of equity securities, the percentage ownership of the stockholders of our Company would be reduced, stockholders could experience additional dilution, and/or such equity securities could have rights, preferences or privileges senior to our Company's common stock. Nevertheless, given the current market price for our Company's common stock and the state of the capital markets generally, we do not expect that we would be able to raise funds through the issuance of our capital stock in the foreseeable future. We may also find it difficult to secure additional debt financing beyond our current credit facility. There can be no assurance that financing will be available if needed or if available on terms favorable to us, or at all. Accordingly, it is possible that the only sources of funding are current cash reserves, projected cash flows from operations and up to $10.0 million of borrowings available under our revolving credit facility.

Increasing Competition

The golf club market is highly competitive. We compete with a number of established golf club manufacturers, some of which have greater financial and other resources than we have. Our competitors include Callaway Golf Company, adidas-Salomon AG (Taylor Made - adidas Golf), Nike, Inc. (Nike Golf), Fortune Brands, Inc. (Titleist and Cobra) and Karsten Assembly Company (PING), among others. We compete primarily on the basis of performance, brand name recognition, quality and price. We believe that our ability to market our products through multiple distribution channels, including on- and off- course golf shops and other retailers, is important to the manner in which we compete. The purchasing decisions of many golfers are often the result of highly subjective preferences, which can be influenced by many factors, including, among others, advertising, media, promotions and product endorsements. These preferences may also be subject to rapid and unanticipated changes. We could face substantial competition from existing or new competitors who introduce and successfully promote golf clubs that achieve market acceptance. Such competition could result in significant price erosion or increased promotional expenditures, either of which could have a material adverse effect on our business, operating results and/or financial condition. There can be no assurance that we will be able to compete successfully against current and future sources of competition or that our business, operating results and/or financial condition will not be adversely affected by increased competition in the markets in which we operate.

The golf club industry is generally characterized by rapid and widespread imitation of popular technologies, designs and product concepts. Due to the success of the Tight Lies fairway woods, several competitors introduced products similar to the Tight Lies fairway woods. Should our recently introduced product lines achieve widespread market success, it is reasonable to expect that our current and future competitors would move quickly to introduce similar products that would directly compete with the new product lines. We may face competition from manufacturers introducing other new or innovative products or successfully promoting golf clubs that achieve market acceptance. Accordingly, our operating results could fluctuate as a result of the amount, timing and market acceptance of new products introduced by us or our competitors. The failure to successfully compete in the future could result in a material deterioration of customer loyalty and our image, and could have a material adverse effect on our business, results of operations, financial position and/or liquidity.

Our introduction of new products or our competitor's introductions can be expected to result in closeouts of existing inventories at both the wholesale and retail levels. Such closeouts are likely to result in reduced margins on the sale of older products, as well as reduced sales of new products given the availability of older products at lower prices. As the new Idea A2 and A2 OS Irons and the RPM Low Profile product line of fairway woods were introduced, older product lines such as the original Tight Lies, Redline fairway woods and drivers, Ovation and Tight Lies GT fairway woods and drivers experienced reductions in price at both wholesale and retail levels.

Dependence on Key Personnel and Endorsements

Our success depends to an extent upon the performance of our management team, which includes our Chief Executive Officer and President, Oliver G. (Chip) Brewer, III, who participates in all aspects of our operations, including product development and sales efforts. The loss or unavailability of Mr. Brewer could adversely affect our business and prospects. In addition, Mr. Tim Reed joined the management team in 2001 in the capacity of Vice President of Research and Development. Mr. Reed's inability to continue to lead his team to develop innovative products could also adversely affect our business. With the exception of our Company's Chairman of the Board of Directors, B.H. (Barney) Adams, and Mr. Brewer, none of our Company's officers and employees are bound by employment agreements, and the relations of such officers and employees are, therefore, at will. We established key-men life insurance policies on the lives of Mr. Brewer and Mr. Reed; however, there can be no assurance that the proceeds of these policies could adequately compensate us for the loss of their services. In addition, there is strong competition for qualified personnel in the golf club industry, and the inability to continue to attract, retain and motivate other key personnel could adversely affect our business, operating results and/or financial condition.

In the past, we have entered into endorsement arrangements with certain members of the PGA Tour and the Champions PGA Tour, including Tom Watson, Bubba Dickerson, D.A. Weibring, Dana Quigley, Allen Doyle, and other notable players. The loss of one or more of these endorsement arrangements could adversely affect our marketing and sales efforts and, accordingly, our business, operating results and/or financial condition. From time to time, we negotiate with and sign endorsement contracts with either existing or new tour players. As is typical in the golf industry, generally the agreements with these professional golfers do not necessarily require that they use our golf clubs at all times during the terms of the respective agreements, including, in certain circumstances, at times when we are required to make payments to them. The failure of certain individuals to use our products on one or more occasions has resulted in negative publicity involving us. No assurance can be given that our business would not be adversely affected in a material way by negative publicity or by the failure of our known professional endorsers to carry and use our products.

Effectiveness of our Marketing Strategy

We have designed our marketing strategy to include advertising efforts in multiple media avenues such as television airtime on golf related events, product education for the consumer through an internet website, publications including periodicals and brochures, and in store media such as point of purchase displays and product introduction fact sheets. For the three months ended March 31, 2006 and 2005, we spent approximately $1.4 million and $1.2 million, respectively, on television airtime on golf related events, publications and other methods of media. Also, for the years ended December 31, 2005, 2004 and 2003, we spent approximately $5.0 million, $5.1 million and $3.5 million, respectively, on the above listed marketing efforts. There can be no assurances that a fluctuation in the levels of investments in advertising spending will not result in material fluctuations in the sales of our products.

Source of Supply

We have put into place a purchasing procedure that strives to negotiate effective terms with various vendors while continuing to ensure the quality of components. We are continually re-evaluating existing vendors while testing potential new vendors for all the various product lines we offer. At any time, we may purchase a substantial majority of our volume of a specific component part from a single vendor, but we continually strive to maintain a primary and several secondary suppliers for each component part. Substantially all of our fairway wood, driver, iron, i-wood, wedge and putter component parts are manufactured in China and Taiwan. We could, in the future, experience shortages of components for reasons including but not limited to the supplier's production capacity or materials shortages, or periods of increased price pressures, which could have a material adverse effect on our business, results of operations, financial position and/or liquidity.

Our products require specific materials to meet design specifications, which include but are not limited to steel, titanium alloys, carbon fiber and rubber. We do not make these materials ourselves, and we must rely on our supplier's ability to obtain adequate quantities of the materials necessary for manufacturing and production. There can be no assurance that we will be able to do so at a reasonable price. An interruption in the supply of the materials used by us or a significant change in costs could have a material adverse effect on us.

Adequate Product Warranty Reserves

We provide a limited one year product warranty on all of our golf clubs with the exception of the graphite tip (GT) and BiMatrx steel tip (ST) shafts used in a variety of our product lines. These shafts carry a five year warranty for defects in quality and workmanship. We closely monitor the level and nature of warranty claims, and, where appropriate, seek to incorporate design and production changes to assure our customers of the highest quality available in the market. Significant increases in the incidence of such claims may adversely affect our sales and our reputation with consumers. We establish reserves for warranty claims. There can be no assurance that this reserve will be sufficient if we were to experience an unusually high incidence of problems with our products.

Risks Associated with Intellectual Property Protection

Imitation of popular club design is widespread in the golf industry. No assurance can be given that other golf club manufacturers will not be able to successfully sell golf clubs that imitate our products without infringing on our copyrights, patents, trademarks or trade dress. Many of our competitors have obtained patent, trademark, copyright or other protection of intellectual property rights pertaining to golf clubs. No assurance can be given that we will not be adversely affected by the assertion by competitors that our designs infringe on such competitor's intellectual property rights. Litigation in respect to patents or other intellectual property matters, whether with or without merit, could be time-consuming to defend, result in substantial costs and diversion of management and other resources, cause delays or other problems in the marketing and sales of our products, or require us to enter into royalty or licensing agreements, any or all of which could have a material adverse effect on our business, operating results and financial condition. This effect could also include alteration or withdrawal of our existing products and delayed introduction of new products.

Our attempts to maintain the secrecy of our confidential business information, include but are not limited to, engaging in the practice of having prospective vendors and suppliers sign confidentiality agreements when producing components of new technology. No assurance can be given that our confidential business information will be adequately protected in all instances. The unauthorized use of our confidential business information could adversely affect us.

Unauthorized Distribution and Counterfeit Clubs

Some quantities of our products have been found in unapproved outlets or distribution channels, including unapproved retailers conducting business on common internet auction sites. The existence of a "gray market" in our products can undermine the sales of authorized retailers and foreign wholesale distributors who promote and support our products and can injure our image in the minds of our customers and consumers. We do not believe the unauthorized distribution of our products can be totally eliminated. There can be no assurances that unauthorized distribution of our clubs will not have a material adverse effect on our results of operations, financial condition and/or competitive position.

In addition, we are occasionally made aware of the existence of counterfeit copies of our golf clubs, particularly in foreign markets. We take action in these situations through local authorities and legal counsel where practical. However, the inability to effectively deter counterfeit efforts could have a material adverse effect on our results of operations, financial condition and/or competitive position.

Accounts Receivable Customer Terms

Due to industry sensitivity to consumer buying trends and available disposable income, we have in the past extended payment terms for specific retail customers. Issuance of these terms (i.e., greater than 30 days or specific dating) is dependent on our relationship with the customer and the customer's payment history typically during off-peak times in the year. These extended terms do have a negative impact on our financial position and liquidity. In addition, the reserves we establish may not be adequate in the event that the customer's financial strength weakens significantly.

Sufficient Inventory Levels

In addition to extended payment terms to our customers, the nature of the industry also requires that we carry a substantial level of inventory due to the lead times associated with purchasing components overseas coupled with the seasonality of customer demand. Our inventory balances were approximately $17,201,000 and $16,151,000 at March 31, 2006 and December 31, 2005, respectively. If we were unable to maintain sufficient inventory to meet customer demand on a timely basis, the effect could result in cancellation of customer orders, loss of customers, and damage to our reputation. In addition, carrying a substantial level of inventory has an adverse effect on our financial position and liquidity.

Certain Risks of Conducting Business Abroad

Our Company imports a significant portion of our component parts, including heads, shafts, headcovers, and grips from companies in China, Taiwan and Mexico. In addition, we sell our products to certain distributors located outside the United States. Our international business is currently centered in Canada, Europe and Asia, and our management intends to focus our international efforts through agency and distributor relationships. International sales accounted for 16.8% of our net sales for the three months ended March 31, 2006. Our business is subject to the risks generally associated with doing business abroad, such as foreign government relations, foreign consumer preferences, import and export control, political unrest, disruptions or delays in shipments and changes in economic conditions and exchange rates in countries in which we purchase components or sell our products. Recent foreign events, including, without limitation, continuing U.S. military operations and the resulting instability in Iraq, could potentially cause a delay in imports or exports due to heightened security with customs.

Seasonality and Quarterly Fluctuations

Golf generally is regarded as a warm weather sport, and net sales of golf equipment have been historically strongest for us during the first and second quarters. In addition, net sales of golf clubs are dependent on discretionary consumer spending, which may be affected by general economic conditions. A decrease in consumer spending generally could result in decreased spending on golf equipment, which could have a material adverse effect on our business, operating results and/or financial condition. In addition, our future results of operations could be affected by a number of other factors, such as unseasonable weather patterns such as hurricanes, which interrupt the sales patterns and could generate hardships for customers in the effected area, demand for and market acceptance of our existing and future products; new product introductions by our competitors; competitive pressures resulting in lower than expected selling prices; and the volume of orders that are received and that can be fulfilled in a quarter. Any one or more of these factors could adversely affect us or result in us failing to achieve our expectations as to future sales or operating results.

Because most operating expenses are relatively fixed in the short term, we may be unable to adjust spending sufficiently in a timely manner to compensate for any unexpected sales shortfall that could materially adversely affect quarterly results of operations and liquidity. If technological advances by competitors or other competitive factors require us to invest significantly greater resources than anticipated in research and development or sales and marketing efforts, our business, operating results and/or financial condition could be materially adversely affected. Accordingly, we believe that period-to-period comparisons of our results of operations should not be relied upon as an indication of future performance. In addition, the results of any quarter are not indicative of results to be expected for a full fiscal year. As a result of fluctuating operating results or other factors discussed in this report, in certain future quarters our results of operations may be below the expectations of public market analysts or investors. In such event, the market price of our common stock could be materially adversely affected.

Rapid Growth, increased demand for product

If we are successful in obtaining rapid market growth for various golf clubs, we may be required to deliver large volumes of quality products to customers on a timely basis which could potentially require us to increase the production facility, increase purchasing of raw materials or finished goods, increase the size of the workforce, expand our quality control capabilities, or incur additional expenses associated with sudden increases in demand. Any combination of one or more of the listed factors could have a material adverse effect on our operations and financial position.

Anti-Takeover Provisions

Our Certificate of Incorporation and Amended and Restated Bylaws contain, among other things, provisions establishing a classified Board of Directors, authorizing shares of preferred stock with respect to which our Board of Directors have the power to fix the rights, preferences, privileges and restrictions without any further vote or action by the stockholders, requiring that all stockholder action be taken at a stockholders' meeting and establishing certain advance notice requirements in order for stockholder proposals or director nominations to be considered at such meetings. In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Such provision could delay, deter or prevent a merger, consolidation, tender offer, or other business combination or change of control involving our Company that some or a majority of our stockholders might consider to be in their best interest, including offers or attempted takeovers that might otherwise result in such stockholders receiving a premium over the market price for the common stock. The potential issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock and may adversely affect the market price of and voting and other rights of the holders of the common stock. We have not issued and currently have no plans to issue shares of preferred stock.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The statements include, but are not limited to: statements regarding pending litigation, statements regarding liquidity and our ability to increase revenues or achieve satisfactory operational performance, statements regarding our ability to satisfy our cash requirements and our ability to satisfy our capital needs, including cash requirements during the next twelve months, statements regarding our ability to produce products commercially acceptable to consumers and, statements using terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “seek” or “believe”. Such statements reflect our current view with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the following:

•	Product development difficulties;

•	Product approval and conformity to governing body regulations;

•	Assembly difficulties;

•	Product introductions;

•	Patent infringement risks;

•	Uncertainty of the ability to protect intellectual property rights;

•	Market demand and acceptance of products;

•	The impact of changing economic conditions;

•	The future market for our capital stock;

•	The success of our marketing strategy;

•	Our dependence on a limited number of customers;

•	Business conditions in the golf industry;

•	Reliance on third parties, including suppliers;

•	The impact of market peers and their respective products;

•	The actions of competitors, including pricing, advertising and product development risks concerning future technology;

•	The management of sales channels and re-distribution;

•	The uncertainty of the results of pending litigation;

•	The adequacy of the allowance for doubtful accounts, obsolete inventory and warranty reserves;

•	The risk associated with the events unrecoverable under existing insurance policies; and

•	The impact of operational restructuring on operating results and liquidity and one-time events and other factors detailed in this Prospectus under "Risk Factors," above.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, we undertake no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

SUMMARY

The Company

Founded in 1987, Adams Golf, Inc. initially operated as a component supplier and contract manufacturer. Thereafter, we established our custom fitting operation. Today we design, assemble, market and distribute premium quality, technologically innovative golf clubs, including the RPM drivers and fairway woods, Ovation drivers and fairway woods, the Idea A2 and A2 OS irons, and Idea A2 I-woods, Idea, A1 and A1 Pro Irons and Idea i-Woods, the Tight Lies family of fairway woods, the Redline family of fairway woods and drivers, the Tight Lies GT and GT2 irons and i-Woods, the Tom Watson signature and Puglielli series of wedges, and certain accessories. We were incorporated in 1987 and re-domesticated in Delaware in 1990. We completed an internal reorganization in 1997 and now conduct our operations through several direct and indirect wholly-owned subsidiaries, agencies and distributorships.

Our principal executive offices are located at 2801 East Plano Parkway, Plano, Texas 75074, and our telephone number is (972) 673-9000. Our website can be visited at www.adamsgolf.com. Information on our website or any other website is not incorporated into this prospectus by reference and does not constitute a part of this prospectus.

Legal Proceedings

Beginning in June 1999, the first of seven class action lawsuits was filed against us, certain of our current and former officers and directors, and the three underwriters of our initial public offering ("IPO") in the United States District Court of the District of Delaware. The complaints alleged violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, as amended, in connection with our IPO. In particular, the complaints alleged that our prospectus, which became effective July 9, 1998, was materially false and misleading in at least two areas. Plaintiffs alleged that the prospectus failed to disclose that unauthorized distribution of our products (gray market sales) threatened our long-term profits. Plaintiffs also alleged that the prospectus failed to disclose that the golf equipment industry suffered from an oversupply of inventory at the retail level, which had an adverse impact on our sales. On May 17, 2000, these cases were consolidated into one amended complaint, and a lead plaintiff was appointed. The plaintiffs were seeking unspecified amounts of compensatory damages, interest and costs, including legal fees. On December 10, 2001, the United States District Court for the District of Delaware dismissed the consolidated, amended complaint. Plaintiffs appealed. On August 25, 2004, the appellate court affirmed the dismissal of plaintiffs' claims relating to oversupply of retail inventory, while reversing the dismissal of the claims relating to the impact of gray market sales and remanding those claims for further proceedings. On September 1, 2005, plaintiffs filed a motion for leave to amend their complaint, which was granted on January 24, 2006. Defendants filed a motion to dismiss the second amended complaint ("SAC"), which the District Court granted in part and denied in part on April 11, 2006. Now, in addition to the gray-market sales claim, the SAC alleges that the prospectus failed to disclose that we engaged in questionable sales practices (including double shipping and unlimited rights of return), which threatened post-IPO financial results. This case is currently in the discovery phase.

We maintain directors' and officers' and corporate liability insurance to cover certain risks associated with these securities claims filed against us or our directors and officers. During the period covering the class action lawsuit, we maintained insurance from multiple carriers, each insuring a different layer of exposure, up to a total of $50 million. In addition, we have met the financial deductible of our directors' and officers' insurance policy for the period covering the time the class action lawsuit was filed. Specifically, Zurich American Insurance Company provided insurance coverage totaling $5 million for the layer of exposure between $15 million and $20 million. On March 30, 2006, Zurich American Insurance Company notified us that it was denying coverage due to the fact that it was allegedly not timely notified of the class action lawsuit. We are currently assessing whether Zurich's denial of coverage is appropriate and the effect, if any, the denial has on insurance coverage for the layers of exposure exceeding $20 million. At this point in the legal proceedings, we cannot predict with any certainty, per the guidance in SFAS 5, that the events will conclude in our favor and thus can not reasonably estimate future liability, if any.

On March 16, 2006, we became aware of a lawsuit filed against us in U.S. District Court in the Southern District of California by TaylorMade, a division of Adidas-Salomon AG. As of April 25, 2006, we have not been formally served with the lawsuit. The lawsuit alleges generally that we violated three patents held by TaylorMade (one design patent and two utility patents) in the manufacture of recent drivers. The design patent relates to ornamental aspects of the skirt and sole of certain TaylorMade clubs. The utility patents relate to 1) shallow grooves in a circular pattern on the face of certain TaylorMade metal woods and 2) a metal wood construction method attaching a composite crown to a club head body containing multiple ledges, a surface veil and a face plate. We are reviewing the allegations, and while it is too early to determine the final outcome or materiality of this matter, based on the information available at this time, we do not believe we have infringed any valid claims of TaylorMade and intend to strongly defend our technology and market positions.

From time to time, we are engaged in various other legal proceedings in the normal course of business. The ultimate liability, if any, for the aggregate amounts claimed cannot be determined at this time.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders identified in this prospectus under the caption “Selling Stockholders.” We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

This prospectus relates to offers and sales by the selling stockholders of shares of common stock acquired under the 2002 Equity Incentive Plan. As noted in the table below, certain of the selling stockholders are our executive officers and directors.

As the selling stockholders may sell all or some part of the common stock that they hold under this prospectus and this offering is not being underwritten on a firm commitment basis, we are unable to estimate the amount of common stock that will be held by the selling stockholders upon termination of this offering. Our common stock offered by this prospectus may be offered from time to time, in whole or in part, by the persons named below or by their transferees, as to whom applicable information will, to the extent required, be set forth in a prospectus supplement. There can be no assurance that the selling stockholders will offer or sell any of their shares registered in this offering.

The following table sets forth information as of July 11, 2006 regarding the beneficial ownership of our common stock by the selling stockholders prior to this offering, the shares of our common stock to be offered by the selling stockholders in this offering and the beneficial ownership of our common stock by the selling stockholders after this offering. As of May 31, 2006, there were 23,373,014 shares of our common stock outstanding.

Except under applicable community property laws or as otherwise indicated in the footnotes to the table below, the persons named in the table has sole voting and investment power with respect to all shares beneficially owned. The nature of any position, office or other material relationship between us and each of the selling stockholders can be found in our proxy statement on Schedule 14A, filed with the Commission on April 12, 2006. Unless otherwise noted, the address of the selling stockholders is c/o Adams Golf, Inc., 2801 East Plano Parkway, Plano, Texas 75074.

	Shares Beneficially Owned Prior to the Offering (1)			Shares Beneficially Owned After the Offering (1)
Name of Selling Stockholders	Number of Shares Beneficially Owned	Percent of Class	Shares of Common Stock to be Offered	Number of Shares of Common Stock	Percent of Class

Oliver G. Brewer III Chief Executive Officer, President and Director	3,003,355 (2)	11.5%	1,482,799 (3)	2,120,782 (4)	8.3%

Eric T. Logan Senior Vice President and Chief Financial Officer	75,000 (5)	*	362,500 (6)	25,000 (7)	*

*	Represents beneficial ownership of less than 1%.

(1)
The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, including through the exercise of options or warrants. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

(2)	Represents (a) 2,855,355 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of May 31, 2006; and (b) 148,000 shares of common stock held directly.

(3)
Represents shares of common stock issuable upon exercise of options to purchase common stock granted under the 2002 Equity Incentive Plan, which includes (a) 138,000 shares of common stock previously issued upon the exercise of options to purchase common stock, (b) options to purchase 744,573 shares of common stock currently vested, but not exercised, and (c) options to purchase 600,226 shares of common stock not vested, but which will vest between the date hereof and November 2009.

(4)	Includes (a) 10,000 shares of common stock held directly, and (b) options to purchase 2,110,782 shares of common stock currently vested, but not offered pursuant to this prospectus.

(5)	Represents 75,000 shares of common stock subject to options that are presently exercisable or exercisable within 60 days of May 31, 2006.

(6)
Represents (a) options to purchase 75,000 shares of common stock currently vested, and (b) options to purchase 287,500 shares of common stock not vested, but which will vest between the date hereof and November 2009.

(7)	Represents options to purchase 25,000 shares of common stock not currently vested and not offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus for the selling stockholders listed in the table set forth under the caption “Selling Stockholders.” As used in this prospectus, the term “selling stockholders” includes the selling stockholders named in the table above and any of their permitted donees, pledges, transferees, successors-in-interest or others who may later hold such selling stockholder’s interests in the shares of our common stock covered by this prospectus and are entitled to resell the shares using this prospectus. Registration of the selling stockholders’ shares of our common stock does not necessarily mean that the selling stockholders will offer or sell any of their shares. We will not receive any proceeds from the offering or sale of the selling stockholders’ shares.

The shares of common stock registered pursuant to this registration statement and offered from time to time by the selling stockholders will be issued to the selling stockholders upon the exercise of options granted to such selling stockholders under the 2002 Equity Incentive Plan. The number of shares of common stock for which any selling stockholder may reoffer and resell pursuant to this prospectus may not exceed, during any three month period, an amount of common stock that is the greater of:

•	one percent of the shares of common stock outstanding as shown by the most recent report or statement published by the Company;

•
the average weekly reported volume of trading in the Company’s common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of notice required by Securities Act Rule 144(h), or if no such notice is required the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker; or

•
the average weekly volume of trading in the Company’s common stock reported pursuant to an effective transaction reporting plan or an effective national market system plan as those terms are defined in Regulation NMS during the four-week period specified above.

The selling stockholders may sell the common stock being offered by this prospectus in one or more of the following ways at various times, which may include block transactions or crosses:

•	to underwriters for resale to the public or to institutional investors;

•	directly to the public or institutional investors; or

•	through brokers, dealers or agents to the public or to institutional investors.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We have advised the selling stockholders that the anti-manipulative rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales in the market and have informed them of the possible need for delivery of copies of this prospectus. The selling stockholders may sell the common stock on the OTC Bulletin Board or any other exchange or automated quotation system on which our common stock may be listed in the future, in negotiated transactions or through a combination of these methods. Those sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If underwriters are used in the sale, the common stock will be acquired by the underwriters for their own account and may be resold at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. A distribution of the common stock by the selling stockholders may also be effected through the issuance by the selling stockholders or others of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of put or call options, or a combination of any of those derivative securities.

In addition, the selling stockholders may sell some or all of the shares of common stock covered by this prospectus through:

•	block trades in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

When selling the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. For example, the selling stockholders may:

•
enter into options or other types of transactions that require the selling stockholders to deliver common stock to a broker-dealer or other financial institution, who will then resell or transfer the common stock under this prospectus (as supplemented or amended to reflect the transaction); or

•	loan or pledge the common stock to a broker-dealer or other financial institution, who may sell the loaned shares or, in the event of default, sell the pledged shares.

Broker-dealers engaged in connection with the sale of shares of common stock covered by this prospectus may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or purchasers of the shares for whom those broker-dealers may act as agents or to whom they sell as principal, or both. The compensation of a particular broker-dealer may be less than or in excess of customary commissions. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. The selling stockholders and any broker-dealers or agents involved in the sale or resale of the common stock may be deemed to be “underwriters” within the meaning of the Section 2(a)(11) of the Securities Act. In addition, the commissions, discounts or concessions paid to any such broker-dealers or agents in connection with the sale or resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

In addition to selling shares of common stock under this prospectus, the selling stockholders may:

•	transfer shares of common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer;

•	sell shares of common stock pursuant to Rule 144 under the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144; or

•	sell shares of common stock by any other legally available means.

Other than Rule 10b5-1 plans created by certain of the selling stockholders, we are not aware of any agreements, arrangements or understandings between the selling stockholders and any brokers, dealers, agents or underwriters regarding the sale of shares of common stock by the selling stockholders.

Upon our being notified by the selling stockholders that any material arrangement has been entered into with an underwriter, broker-dealer or agent for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, we will file a supplement to this prospectus, if one is required, under Rule 424(b) under the Securities Act. That supplement, if required, will disclose to the extent applicable:

•	the name of the selling stockholders and of any participating underwriter, broker-dealer or agent;

•	the number of shares involved;

•	the price at which those shares were sold;

•	the commissions paid or discounts or concessions allowed; and

•	other facts material to the transaction.

In addition, if required by the Securities Act, we will file a supplement to this prospectus upon being notified by the selling stockholders that any successor-in-interest that is entitled to sell shares using this prospectus intends to sell more than 500 shares of common stock.

LEGAL MATTERS

Andrews Kurth LLP has passed upon the validity of the common stock offered by this prospectus.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Adams Golf, Inc., incorporated in this prospectus by reference to the Annual Report on Form 10-K, as amended, for the year ended December 31, 2005, have been audited by KBA Group LLP, independent registered public accounting firm, as stated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of operations, stockholder’s equity and cash flows of Adams Golf, Inc. and subsidiaries for the year ended December 31, 2003, have been incorporated by reference herein and in the prospectus in reliance upon the report of KPMG, LLP, independent registered public accounting firm, also incorporated by reference herein and in the prospectus, and upon the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The following documents and information previously filed by us with the Commission are incorporated by reference in this prospectus:

(a)
The annual report on Form 10-K, as amended, for the fiscal year ended December 31, 2005 as filed by us with the Commission (File No. 000-24583) on March 22, 2006, and as amended on Forms 10-K/A filed on April 3, 2006 and April 27, 2006.

(b)	The quarterly report on Form 10-Q for the quarter ended March 31, 2006 as filed by us with the Commission (File No. 000-24583) on May 9, 2006.

(c)	The current reports on Form 8-K as filed by us with the Commission (File No. 000-24583) on January 26, 2006, February 17, 2006 and March 31, 2006.

(d)
The description of our common stock set forth under the caption “Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A (File No. 000-24583) as filed by us with the Commission on July 7, 1998, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including all amendments and reports filed for the purpose of updating such description.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K) subsequent to the date of this prospectus and prior to the termination of the offering relating to this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date such documents are filed.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated in this prospectus by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference in this prospectus are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in those documents. You may request a copy of documents incorporated by reference in this prospectus by contacting us in writing or by telephone at our principal executive offices:

Adams Golf, Inc.
Attention: Investor Relations
2801 East Plano Parkway
Plano, Texas 75074
Telephone: (972) 673-9000

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-8, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered by this prospectus. The prospectus does not contain all of the information included in the registration statement or in the exhibits to the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the Commission for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by that reference.

We are also subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, proxy and information statements and other information with the Commission. The registration statement on Form S-8, of which this prospectus is a part, including the attached exhibits and schedules thereto, and any other information that we may file with the Commission may be inspected and copied at the public reference room maintained by the Commission located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may call the Commission at 1-800-SEC-0330 to obtain further information on the operation of the public reference room. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, copies of the registration statement, including the exhibits and schedules, and the periodic reports, proxy and information statements and other information that we file with the Commission may be obtained from the Commission's Internet site at http://www.sec.gov.

We also make available free of charge on the Corporate section of our Internet website at http://www.adamsgolf.com our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Commission. Information on our website or any other website is not incorporated into this prospectus by reference and does not constitute a part of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers have the benefit of certain indemnification rights included in the Delaware General Corporation Law, our amended and restated certificate of incorporation, our amended and restated bylaws and other agreements. Our directors and officers are also covered by certain insurance policies that we maintain. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Adams Golf, Inc. (the "Company") hereby incorporates by reference in this Registration Statement the following documents previously filed or to be filed with the Securities and Exchange Commission (the "Commission"):

(a)
The annual report on Form 10-K, as amended, for the fiscal year ended December 31, 2005 as filed by us with the Commission (File No. 000-24583) on March 22, 2006, and as amended on Forms 10-K/A filed on April 3, 2006 and April 27, 2006.

(b)	The quarterly report on Form 10-Q for the quarter ended March 31, 2006 as filed by us with the Commission (File No. 000-24583) on May 9, 2006.

(c)	The current reports on Form 8-K as filed by us with the Commission (File No. 000-24583) on January 26, 2006, February 17, 2006 and March 31, 2006.

(d)
The description of our common stock set forth under the caption “Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A (File No. 000-24583) as filed by us with the Commission on July 7, 1998, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including all amendments and reports filed for the purpose of updating such description.

(e)
all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents until such time as there shall have been filed a post- effective amendment that indicates that all securities offered under the Registration Statement have been sold or that deregisters all securities remaining unsold at the time of the amendment.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, or in any document forming any part of the Section 10(a) Prospectus to be delivered to participants in connection with, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article VII of the Company's Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law ("DGCL").

Section 145 of DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees and agents, acted in good faith and in manner they reasonably believe to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such persons have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agent are fairly and reasonably entitled to indemnify for such expenses, despite such adjudication of liability.

Section 102(b)(7) of the DGCL permits a corporation organized under Delaware law to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director subject to certain limitations. Article IX of the Certificate of Incorporation includes the following provision:

"A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification."

Article XI of the Company's Bylaws further provides for the indemnification of, and advancement of expenses to, its officers and directors in certain circumstances. We maintain liability insurance for our directors and officers covering, subject to certain exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors or officers of our company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
+4.1	Adams Golf 2002 Equity Incentive Plan (the "Plan") (incorporated by reference to Exhibit 10.6 of the Registrant's Current Report on Form 8-K/A filed with the Commission on December 26, 2001).
+4.2
Form of Stock Option Agreement under 2002 Equity Incentive Plan of Adams Golf, Inc. (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-112622) filed on February 9, 2004).

+5.1	Opinion of Andrews Kurth LLP (incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-112622) filed on February 9, 2004).
*23.1	Consent of KBA Group LLP
*23.2	Consent of KPMG LLP.

+ Incorporated by reference.
* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)  If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)  If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on July 13, 2006.

ADAMS GOLF, INC.

Date:	By:	/s/ B. H. (Barney) Adams
B. H. (Barney) Adams
Chairman of the Board
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ B.H. (Barney) Adams	Chairman of the Board of Directors	July 13, 2006
B. H. (Barney) Adams

/s/ Oliver G. Brewer III	Chief Executive Officer, President	July 13, 2006
Oliver G. Brewer III	and Director
(Principal Executive Officer)

/s/ Eric Logan	Chief Financial Officer	July 13, 2006
Eric Logan	(Principal Accounting Officer)

/s/ Mark R. Mulvoy	Director	July 13, 2006
Mark R. Mulvoy

/s/ Paul F. Brown	Director	July 13, 2006
Paul F. Brown

/s/ Stephen R. Patchin	Director	July 13, 2006
Stephen R. Patchin

/s/ Robert D. Rogers	Director	July 13, 2006
Robert D. Rogers

/s/ Russell L. Fleischer	Director	July 13, 2006
Russell L. Fleischer

EXHIBIT INDEX

Exhibit Number	Description
+4.1	Adams Golf 2002 Equity Incentive Plan (the "Plan") (incorporated by reference to Exhibit 10.6 of the Registrant's Current Report on Form 8-K/A filed with the Commission on December 26, 2001).
+4.2
Form of Stock Option Agreement under 2002 Equity Incentive Plan of Adams Golf, Inc. (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-112622) filed on February 9, 2004).

+5.1	Opinion of Andrews Kurth LLP (incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-112622) filed on February 9, 2004).
*23.1	Consent of KBA Group LLP
*23.2	Consent of KPMG LLP.

+ Incorporated by reference.
* Filed herewith.